UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 24, 2009
(Date of earliest event reported)

HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or Other Jurisdiction of incorporation)	001-15141 (Commission File No.)	38-0837640 (IRS Employer Identification No.)

855 East Main Avenue Zeeland, Michigan (Address of Principal Executive Offices)	49464 (Zip Code)

(616) 654-3000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On June 24, 2009, Herman Miller, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Nemschoff Chairs, LLC, a Wisconsin limited liability company (“Nemschoff”), NC Holding Company, a Wisconsin corporation and the sole member of Nemschoff (“Seller”), and each of the shareholders of Seller, pursuant to which the Company purchased from Seller all of the outstanding equity ownership interest of Nemschoff. The disclosures set forth under Item 2.01 of this report are incorporated in this Item 1.01 by reference. A copy of the Purchase Agreement is attached to this report as Exhibit 10.1 and is incorporated in this Item 1.01 by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets

On June 24, 2009, the Company completed its acquisition of all of the outstanding equity ownership interest of Nemschoff from Seller pursuant to the terms and conditions of the Purchase Agreement. Nemschoff is a Sheboygan, Wisconsin-based manufacturer, with additional manufacturing capabilities in Sioux Center, Iowa. It manufactures healthcare furnishings, with an emphasis on seating products for patient rooms, patient treatment areas, and public spaces such as lobbies and waiting areas. Nemschoff also serves the higher education and office markets. Nemschoff, with revenues of greater than $90 million in its most recently completed fiscal year, was acquired for a combination of $32.1 million in cash, which was paid out of cash on hand and is subject to post-closing adjustment related to Nemschoff's net equity as of June 30, 2009, and the issuance of 2,041,666 shares of the Company’s common stock. Additionally, Seller may be entitled to a performance-based payment of between $0 and $25 million earned over the next two years. Seller also received a contingent value right (“CVR”) for each share of common stock issued to the Seller. In the aggregate, the CVRs will be worth between $0 and $22 million in two years. Each CVR entitles the holder to compensation in the event that the Company’s share price is below $24 per share in June, 2011. A floor price of $13.28 has been established that provides a maximum payout of $10.62 per share to be paid at the time of share redemption. Both the performance-based and CVR payments, if any, may be made in either cash or stock at the Company’s discretion. The Company also entered into a Registration Rights Agreement with the Seller under which the Company agreed to effect the registration for resale under the Securities Act of all shares of its common stock issued, or to be issued, to Seller in connection with the transaction. The Company will not receive any proceeds from any sale of such shares, but will pay the expenses associated with the registration thereof.

The foregoing description is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached to this report as Exhibit 10.1 and which is incorporated in this Item 2.01 by reference.

Item 2.02.	Results of Operations and Financial Condition

On June 24, 2009, the Company issued a press release announcing its financial results for the quarter and twelve-month period ended May 30, 2009. A copy of the earnings press release is attached to this report as Exhibit 99.1.

The information set forth in this Item 2.02 and the attached Exhibit 99.1 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

Item 3.02	Unregistered Sales of Equity Securities

In connection with the acquisition described under Item 2.01 above, the Company issued 2,041,666 shares of the Company’s common stock on June 24, 2009 to Seller. Such securities were issued, along with certain other consideration (as described in Item 2.01 above and in more detail in the Purchase Agreement) in consideration for all of the outstanding ownership interests of Nemschoff. Such issuance was not registered under the Securities Act of 1933, as amended, in reliance on the exemption set forth in Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 issued by the Securities and Exchange Commission thereunder.

Item 8.01.	Other Events

On June 24, 2009, the Company announced the commencement of a modified Dutch Auction tender offer (the “tender offer”) for a portion of its outstanding 7.125% Notes due March 2011. The Company is offering to purchase, for cash, up to $75.0 million in aggregate principal amount of the Notes, subject to the terms and conditions set forth in the Company’s tender offer. As of June 23, 2009, $175.0 million aggregate principal amount of Notes was outstanding. The tender offer expires on July 22, 2009, unless such expiration date is extended by the Company or the tender offer is earlier terminated by the Company. A copy of the press release announcing the tender offer is attached to this report as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Purchase Agreement, by and among Nemschoff Chairs, LLC, NC Holding Company, each of the shareholders of NC Holding Company and Herman Miller, Inc., dated June 24, 2009.

99.1	Press release announcing earnings, issued by the Company on June 24, 2009

99.2	Press release announcing tender offer, issued by the Company on June 24, 2009

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 25, 2009	HERMAN MILLER, INC. (Registrant) By: /s/ Gregory J. Bylsma —————————————— Gregory J. Bylsma Chief Financial Officer